UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

December 6, 2013

Date of Report (Date of earliest event reported)

Chimerix, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35867	33-0903395
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

2505 Meridian Parkway, Suite 340 Durham, NC		27713
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (919) 806-1074

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

        (e)          On December 6, 2013, the Board of Directors (the “Board”) of Chimerix, Inc. (the “Company”), upon a recommendation from the Compensation Committee of the Board, approved amendments to certain of its agreements that provide severance and change of control benefits to its named executive officers. These amendments are designed to bring severance benefits of the Company into better alignment with similar benefits provided to executives at comparable companies.

Chief Executive Officer

        Pursuant to his amended severance benefits, Kenneth I. Moch, the Company’s President and Chief Executive Officer, is entitled to receive the following compensation in the event of his termination without cause or upon his resignation for good reason, conditioned upon his execution of a full general release of all claims against the Company and continued compliance with his other post-termination obligations to the Company, including a 15 month non-compete agreement:

•	15 months of his base salary and COBRA health and dental premiums for up to 15 months; and
•	acceleration of the vesting of his outstanding equity awards as if he had completed an additional 15 months of service with the Company as of the date of his separation of service.

        In the event of termination due to his disability, Mr. Moch will continue to receive payments at the rate of his then current salary for six months.

        In the event Mr. Moch’s employment is terminated without cause or Mr. Moch resigns for good reason in either case within 30 days before or 13 months following a change of control, conditioned upon his execution of a full general release of all claims against the Company and continued compliance with his other post-termination obligations to the Company, including an 18 month non-compete agreement, Mr. Moch is entitled to receive the following compensation:

•	18 months of his base salary and COBRA health and dental premiums for up to 18 months;
•	payment of Mr. Moch’s target bonus for the year in which the separation of service occurs; and
•	full acceleration of the vesting of his outstanding equity awards.

        Upon a change of control, Mr. Moch is entitled to the acceleration of the vesting of his outstanding equity awards with respect to the number of shares that would have vested during the 12 months immediately following such change of control.

Other Named Executive Officers

        Pursuant to their amended severance benefits, each of Timothy W. Trost, the Company’s Senior Vice President, Chief Financial Officer and Corporate Secretary, and M. Michelle Berrey, M.D., M.P.H., the Company’s Chief Medical Officer, is entitled to receive the following compensation in the event of his or her termination without cause, or upon his or her resignation for good reason, conditioned upon the execution of a full general release of all claims against the Company and continued compliance with other post-termination obligations to the Company, including a 12 month non-compete agreement:

•	12 months of base salary and COBRA health and dental premiums for up to 12 months; and
•	acceleration of the vesting of his or her outstanding equity awards as if he or she had completed an additional 12 months of service with the Company as of the date of his or her separation of service.

        In the event Mr. Trost’s or Dr. Berrey’s employment is terminated without cause or Mr. Trost or Dr. Berrey resigns for good reason in either case within 30 days before or 13 months following a change of control, conditioned upon the execution of a full general release of all claims against the Company and continued compliance with other post-termination obligations to the Company, including a 12 month non-compete agreement, each of Mr. Trost and Dr. Berrey is entitled to receive the following compensation:

•	12 months of base salary and COBRA health and dental premiums for up to 12 months;
•	payment of his or her target bonus for the year in which the separation of service occurs; and
•	full acceleration of the vesting of his or her outstanding equity awards.

        The amended severance and change of control benefits described above for Mr. Trost and Dr. Berrey are also applicable to the Company’s other executive officers.

        The foregoing summary of the amended severance and change of control benefits does not purport to be complete and is qualified in its entirety by reference to the relevant agreements which will incorporate these benefits, each of which will be attached as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chimerix, Inc.

Dated: December 11, 2013
	By:	/s/ Timothy W. Trost
Timothy W. Trost
Senior Vice President, Chief Financial Officer and Corporate Secretary